UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2010
PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	0-8814	84-0705083

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 E. 8th Ave, Suite 201, Denver, CO	80203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 292-3456
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Pure Cycle Corporation (the “Registrant”), a Colorado corporation, in connection with the matters described herein.
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;
Effective July 30, 2010, the Registrant entered into a Loan Sale and Assignment Agreement (the “Agreement”) with the Bank of America, N.A. (the “Seller”) to acquire from the Seller loan instruments secured by approximately 931 acres of land known as Sky Ranch. The Registrant is acquiring the promissory note payable by Sky Ranch, LLC (a wholly owned subsidiary of Neumann Homes, Inc,) and the deed of trust granted by Sky Ranch, LLC to secure the promissory note from the Seller for a cash payment of $7.0 million. Concurrent with the signing of the Agreement the Registrant made an escrow payment totaling $700,000 to the Seller. The balance of the acquisition price, or $6.3 million, will be due and payable upon closing, which is expected to be within 60 days (the “Diligence Period”) of the date of this filing. The Registrant can terminate the Agreement during the Diligence Period for any reason without penalty other than paying escrow fees, which are immaterial. The foregoing description is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
The Registrant intends to obtain private financing for this acquisition of Sky Ranch, the details of which have not been finalized.
The Registrant issued a press release discussing the signing of the Agreement which is attached as Exhibit 99.1:
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits:

Exhibit 10.1	Loan Sale and Assignment Agreement dated July 30, 2010, between Pure Cycle Corporation and Bank of America, N.A.

Exhibit 10.2	License Agreement between Pure Cycle Corporation and Sky Ranch LLC, a Colorado limited liability company, Debtor-in-Possession.

Exhibit 10.3	Escrow Agreement dated July 30, 2010, between Pure Cycle Corporation, Bank of America, N.A. and Chicago Title and Trust Company.

Exhibit 99.1	Text of press release issued by Pure Cycle Corporation on August 4, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 4, 2010

PURE CYCLE CORPORATION
By:	/s/ Mark W. Harding
Mark W. Harding,
President and Chief Financial Officer

3